Exhibit 99.1

Dr. Rudi E. Moerck

June 1, 2005

Dr. Alan Gotcher
President and Chief Executive Officer
Altair Nanotechnologies, Inc.
204 Edison Way
Reno, Nevada 89502

Dear Alan:

On May 25, 2005, Altair Nanotechnologies Inc. (the “Company” or “Altair”) filed a Current Report on Form 8-K (the “Form 8-K”) with the Securities and Exchange Commission (“SEC”) disclosing my resignation from the Company’s Board of Directors. The Form 8-K included as an exhibit my letter of resignation summarizing specific concerns regarding the direction of the Company and its promotional activities related to materials for battery electrodes. As permitted by Item 5.02(a)(3) of Form 8-K, this letter is intended to set forth my disagreement with statements made by the Company in the Form 8-K and to explain in further detail my reasons for resigning from the Board of Directors.

In the Form 8-K, the Company inappropriately characterizes my concerns regarding Altair as a “personal and policy grievance,” and states that I have chosen an “inappropriate forum and means for airing” these grievances. As stated clearly in my resignation letter, the primary reason for my resignation relates to concern that the shareholders of Altair may be misled by Company publicity regarding the commercial promise of certain “revolutionary” battery materials and Altair’s development agreement with Advanced Battery Technologies, Inc. (“ABAT”). The Company’s recent announcements regarding these battery breakthroughs appear to be a mere regurgitation of press releases issued by the Company as far back as 2001. Despite my numerous attempts to address these concerns internally, Company management and the Board of Directors failed to show a sincere interest in investigating these matters. Thus, after much consideration, I decided to disclose these issues to the Company’s public shareholders - the forum that Company management refers to as “inappropriate.”

Recent Company disclosures and news releases, including the Form 8-K, are in my opinion excessively optimistic in promoting the present and future value and potential of the use of Altair battery materials in advanced lithium ion batteries. In addition, the Company continues to overstate the capacity of ABAT to make anything beyond standard polymer lithium ion batteries. While it is true that Altair has for some time produced lithium titanate spinel materials that show the ability to provide rapid charge and discharge rates in test and prototype thin film lithium ion batteries, it is highly improper for the Company to publicly announce that these results will allow for commercial opportunities specifically for the production of lithium ion batteries for use in cars, buses and power tools. Numerous significant advances must be made in lithium ion battery technology before such batteries can be used for these difficult applications. Even if such advancements can be made, it seems unlikely that that Altair or its new “partner,” ABAT, a penny-stock company that by its own admission lacks sufficient capital to carry out its business plan, will contribute to such developments.

Dr. Alan Gotcher
June 1, 2005

The principal challenge relates to the lack of thermal (heat) stability and a stable electrolyte in these batteries. Without such stability, the heat that would be generated by rapidly charging or discharging a lithium ion based battery in an application like a vehicle or power tool can result in heat related breakdowns and battery fires. To my knowledge, the Company’s “current generation” materials do not provide any solutions or advantages related to the thermal stability problems in lithium ion batteries. In all probability, the Company’s materials actually compound the thermal stability problems.

The Company’s claim that ABAT has used Altair materials to make prototype batteries most likely involves the use of these materials in an existing polymer lithium ion recipe, formula or battery design. While a derived polymer lithium ion battery will certainly work for common battery applications, significant advances must be made if these batteries are to ever be used in vehicles or power tools. As discussed above, the use of polymer lithium ion batteries in such devices involves heat stability issues, and, to my knowledge, neither the Company nor ABAT have developed technology that would make possible a commercially viable high power battery for autos, buses or power tools.

As referenced in Altair’s quarterly conference call, one manufacturer, Toshiba, has recently reported that it has developed a high power lithium ion battery that can be safely charged and discharged rapidly, but to my knowledge this battery does not use Altair materials. Thus, your statement during the call that Toshiba’s new battery validates Altair’s approach to high power lithium ion batteries seems to be an inappropriate form of “coat-tailing” by the Company. If anything, the Toshiba announcement puts in perspective Altair’s lack of progress in the battery field despite touting the next “battery breakthrough.” Further, while the Company states in the Form 8-K that its claims regarding the performance of batteries made with Altair electrode materials are supported by independent testing by a battery research group at Rutgers University, it should be noted that the referenced Rutgers group is a spin-off formed out of Telcordia, which previously failed to commercialize a lithium ion battery/super capacitor it developed between 2001 and 2003 that used Altair’s electrode material.

In addition to the exaggerations made in Altair press releases and SEC filings, it has come to my attention that you, through Bill Long, the former CEO of Altair, have been distributing what I consider misleading ABAT promotional materials to stockbrokers and select investors, including a PowerPoint presentation (the “PowerPoint”), most likely aimed at validating the Company’s representations regarding ABAT’s commercial capabilities. A truncated form of the PowerPoint has been posted on Altair’s website. Even to the untrained eye, the factory photographs in the PowerPoint appear to be staged. One such photograph set forth below attempts to show battery production in glove box units. Careful examination of the photograph reveals that the glove boxes are suspiciously open to the room atmosphere and are missing the usual and necessary internal rubber gloves. I am concerned that these photographs are intended to create the impression of a currently operating manufacturing operation that may in fact not exist or be in operation.

Dr. Alan Gotcher
June 1, 2005

Finally, I remain unconvinced that the Company’s Audit Committee is taking seriously its investigation into the issues raised in my letter of resignation. The Company has not stated that independent Special Counsel will be engaged and, as I noted in my resignation letter, I am not convinced that all of the current members of the Audit Committee are truly independent and disinterested for purposes of conducting the investigation. As you know, the test for identifying an "independent" director under SEC and NASD rules is not the definitive test for these purposes; the full Board of Directors should determine not only that the members of the Special Committee are "independent" under the SEC and NASD rules, but that they also are disinterested with respect to the matters being investigated. If the Board has made such a determination, I urge them to strongly reconsider their conclusion in light of their fiduciary obligations to Altair’s shareholders and obligations under the rules and regulations of the SEC.

Sincerely,

/s/ Dr. Rudi E. Moerch

Dr. Rudi E. Moerck